Exhibit 99.2

CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC

The Board of Directors

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, PA 15317-6506

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2020, to the Board of Directors of CONSOL Energy Inc. (“CEIX”), as Annex D to, and reference to such opinion letter under the headings “Summary—Opinions of CEIX’s Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC” and “The Merger—Opinions of CEIX’s Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC” in, the consent solicitation statement/proxy statement/prospectus relating to the proposed merger involving CEIX and CONSOL Coal Resources LP, which consent solicitation statement/proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CEIX (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

November 13, 2020